Filed pursuant to Rule 424(b)(4)

Registration No. 333-269766

Prospectus Supplement No. 4

(To Prospectus dated February 14, 2023)

(Modifying, superseding and supplementing information contained in the Prospectus Supplement No. 3 dated April 14, 2023)

MULLEN AUTOMOTIVE INC.

2,115,000,000 Shares of Common Stock

This Prospectus Supplement No. 4 (this “Supplement”) supplements information contained in the Prospectus Supplement No. 3 dated April 14, 2023 (the “Supplement No. 3”) and the accompanying Prospectus dated February 14, 2023 (the “Prospectus”), relating to the resale by selling stockholders of Mullen Automotive Inc., a Delaware corporation, of up to 2,115,000,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of our Series D Preferred Stock and upon exercise of warrants to purchase shares of our common stock (the “Warrants”).

This Supplement modifies, supersedes and supplements information contained in the Supplement No. 3 with respect to certain selling stockholders. This Supplement is incorporated by reference into, and should be read in conjunction with, the Supplement No. 3 and the Prospectus. This Supplement is not complete without and may not be delivered or utilized except in connection with, the Supplement No. 3 and the Prospectus, including any amendments or supplements thereto. Any information that is modified or superseded in the Supplement No. 3 and the Prospectus shall not be deemed to constitute a part of the Supplement No. 3 and the Prospectus, except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 18, 2023

SELLING STOCKHOLDERS

The number of shares of Common Stock beneficially owned as of April 13, 2023 by certain Selling Stockholders as disclosed in the Prospectus was inadvertently listed incorrectly. Accordingly, the Selling Stockholders table is being amended in its entirety as follows:

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering if Greater than 1%
Michael Wachs 2022 Dynasty Trust (1)	300,286,174	784,472,723	300,286,174	7.3%
Acuitas Capital LLC (2)	260,918,958	769,090,915	260,918,958	6.4%
Michael Friedlander (3)	1,800,000	3,845,446	1,800,000	*
Jess Mogul (4)	815,001	38,454,578	815,001	*
Jim Fallon (5)	0	19,227,277	0	*
Davis-Rice Pty Limited (6)	34,255,707	384,545,422	34,255,707	*
Ault Lending, LLC f/k/a Digital Power Lending, LLC (7)	1,574,396	115,363,639	1,574,396	*

*	Represents less than 1%

(1)	Consists of (i) 232,850,000 shares of Common Stock, (ii) 458 shares of Common Stock issuable upon conversion of 458 shares of Series C Preferred Stock, and (iii) 67,435,716 shares of Common Stock issuable upon exercise of warrants, which may be deemed to be beneficially owned through Esousa Holdings, LLC by Michael Wachs, who serves as the sole Managing Member of Esousa Holdings, LLC and the manager of Michael Wachs 2022 Dynasty Trust. The address for Michael Wachs 2022 Dynasty Trust, Esousa Holdings, LLC and Michael Wachs is 211 E 43rd St, 4th Fl, New York, NY 10017.

(2)	Consists of 260,918,958 shares of Common Stock, which may be deemed to be beneficially owned by Terren Peizer, who serves as the Chief Executive Officer of Acuitas Capital LLC. The address for Acuitas Capital, LLC is 200 Dorado Beach Drive #3831, Dorado, Puerto Rico 00646.

(3)	Consists of 1,800,000 shares of Common Stock. The address for Michael Friedlander is 46 Tarryhill Rd, Tarrytown, NY 10591.

(4)	Consists of 815,001 shares of Common Stock. The address for Jess Mogul is 347 W 87 St, Apt 2R, New York, NY 10024.

(5)	The address for Jim Fallon is 137 West 83rd St, Apt 5W, New York, NY 10024.

(6)	Consists of 34,255,707 shares of Common Stock. Shares held by Davis-Rice Pty Limited may be deemed to be beneficially owned by Timothy Davis-Rice, who serves as the Director of Davis-Rice Pty Limited. The address for Davis-Rice Pty Limited is 4 Murchison Street, Mittagong, NSW 2575, Australia.

(7)	Consists of (i) 1,211,299 shares of Common Stock issuable upon conversion of 1,211,299 shares of Series C Preferred Stock, and (ii) 363,097 shares of Common Stock issuable upon conversion of 363,097 shares of Series D Preferred Stock, which may be deemed to be beneficially owned by David Katzoff, who serves as the Manager of Ault Lending, LLC f/k/a Digital Power Lending, LLC. Ault Lending, LLC f/k/a Digital Power Lending, LLC is a wholly owned subsidiary of Ault Global Holdings, Inc. The address for Ault Lending, LLC f/k/a Digital Power Lending, LLC is 940 South Coast Drive, Ste 200, Costa Mesa, CA 92626.